Rule 424(b)(3)
                                                              File No. 333-32429


                PROSPECTUS SUPPLEMENT NO. 3 DATED APRIL 17, 1998,
                      TO PROSPECTUS DATED OCTOBER 29, 1997

                                10,109,290 SHARES

                             ITHACA INDUSTRIES, INC.
                     COMMON STOCK (PAR VALUE $.01 PER SHARE)


              This Prospectus Supplement is intended to be read in
            conjunction with the Prospectus dated October 29, 1997.

                              ---------------------


          Attached hereto is the Current Report on Form 8-K for Ithaca
                       Industries, Inc. (the "Company").

                              ---------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                  BY THE SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION NOR HAS THE
                    SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                              ---------------------



                  The date of this Supplement is April 17, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 8, 1998



                             ITHACA INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



   Delaware                          000-22385                   56-1385842
--------------------------------------------------------------------------------
(State or other                    (Commission                 (IRS Employer
 jurisdiction of                    File Number)             Identification No.)
 incorporation)


Highway 268 West, P.O. Box 620, Wilkesboro, North Carolina              28697
--------------------------------------------------------------------------------
       (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code  (336) 667-5231

ITEM 5.  OTHER EVENTS

         On April 8, 1998, Ithaca Industries, Inc. ("Ithaca" or the "Company") issued a press release reporting its results for the fiscal year ended January 31, 1998.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (C) EXHIBITS

         Exhibit Number            Description
         --------------            -----------

               99                  Press Release of Ithaca Industries,
                                   Inc. dated April 8, 1998.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ITHACA INDUSTRIES, INC.
                                           -----------------------



Date: April 17, 1998                       By: /s/ Richard P. Thrush
                                           -------------------------
                                           Richard P. Thrush

                                           Senior Vice President - Finance
                                           and Administration, Chief Accounting
                                           and Principal Financial Officer

                                  EXHIBIT INDEX
                                  -------------


         EXHIBIT NUMBER                               DESCRIPTION
         --------------                               -----------

               99                            Press Release of Ithaca Industries,
                                             Inc. dated April 8, 1998

                                                     ITHACA INDUSTRIES, INC.
                                                     HIGHWAY 268 WEST
                                                     P.O. BOX 620
                                                     WILKESBORO, NC 28697
                                                     (336) 667-5231


AT THE COMPANY           AT THE FINANCIAL RELATIONS BOARD:
Richard P. Thrush        Marilyn Windsor     Suzy Lynde          Deanne Eagle
Senior Vice President    General Inquiries   Analyst Inquiries   Media Inquiries
and CFO                  (312) 640-6692      (312) 640-6772      (212) 661-8030
(336) 667-5231


FOR IMMEDIATE RELEASE


                ITHACA INDUSTRIES RECORDS PROFITABLE FISCAL YEAR

           GLENDALE ACQUISITION COMPLETE; NEW CREDIT FACILITY IN PLACE


WILKESBORO, N.C., APRIL 8, 1998--ITHACA INDUSTRIES, INC., one of the nation's largest manufacturers of private-brand men's and women's apparel and women's hosiery products, today announced profitable results for the fiscal year ended January 31, 1998.

In line with the company's previously announced plan to exit unprofitable lines of business, revenues for the fiscal year were $237.0 million versus $340.3 million in fiscal 1997, a 30.4 percent decline. The 1998 fiscal year's revenues included $5.3 million in sales of discontinued products compared with $45.5 million during fiscal 1997.

Net income was $1.5 million, or $0.15 per share. For the prior fiscal year, the loss per share, calculated only on the post-confirmation period, was $2.8 million, or $0.28 per share. Gross profit for fiscal 1998 was 14.6 percent, a significant increase over the 13.7 percent achieved in the prior fiscal year. The improved gross profit resulted from the elimination of revenues with low gross margins and the continuing emphasis of moving production to lower-cost, offshore locations. Total selling, general and administrative expenses (SG&A) decreased to $26.1 million from $35.0 million last year, a decline of over 25 percent. However, SG&A as a percentage of sales rose to 11.0 percent from 10.3 percent last year, reflecting the impact of lower sales on operating leverage.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 1998 were $14.0 million versus $ 19.9 million for the prior year. The decrease in EBITDA was attributed to the lower revenue base.

Interest expense fell to $6.9 million for the year versus $18.9 million last year. This decrease resulted from the conversion of $125 million of senior subordinated notes into common stock as part of Ithaca's 1997 financial restructuring and lower average levels of bank borrowings.

FOURTH QUARTER OPERATIONS IMPROVED
For the fourth quarter of fiscal 1998 ended on January 31, 1998, the loss before extraordinary items decreased to $114,000 from a loss of $3.3 million in the prior year's period. Last year's loss consisted of $591,000 in the three-week preconfirmation period and $2.8 million in the post-confirmation period.

The net loss for the fourth quarter of fiscal 1998 was $114,000, or $.01 per share. Last year's fourth-quarter period included the benefit of a $67.9 million extraordinary gain on the discharge of debt. The loss per share for last year's fourth quarter was $0.28 as only the 10-week post-confirmation period can be included in the earnings per share calculation.

Revenues for the fourth quarter were $54.2 million, a decrease 16.9 percent from $65.2 million in last year's period. The decrease was consistent with Ithaca's previously mentioned decision to exit unprofitable lines of business.

Gross profit for the fourth quarter was 13.1 percent versus 10.5 percent in last year's post- confirmation period. The increase resulted from the company's focus on higher gross- margin sales and lower-cost sources of production. SG&A decreased to $6.2 million from $9.9 million in last year's quarter; as a percentage of sales, SG&A improved significantly to 11.5 percent from 15.3 percent last year due to on-going cost reduction programs.

EBITDA increased to $1.8 million for the quarter versus only $270,000 in the comparable period last year, reflecting improved operating income for the period.

Interest expense was $1.6 million versus a credit of $459,000 in last year's period. Last year's credit resulted from a reversal of accrued interest on the debt that was discharged.

STAGE SET FOR PROFITABLE GROWTH
Jim D. Waller, Ithaca's chairman, president and chief executive officer, stated, "This has been a year of transition. We have discontinued our unprofitable programs, reduced our costs and moved closer to our goal of the correct mix of domestic and offshore manufacturing and worldwide sourcing. We have strengthened our product development and men's design area and have a strong senior management team in place."

Last week, Ithaca announced that it had acquired privately held Glendale Hosiery Company, a quality manufacturer of women's sheer hosiery. Glendale's 1997 revenues were $45 million and Ithaca expects the transaction to be accretive to net income and earnings per share during fiscal 1999.

"We believe our acquisition of Glendale is a very positive step which will add to profitability for the current fiscal year," Waller stated.

Also last week, Ithaca announced that it had finalized $110 million in senior credit facilities. The senior credit facilities include a five-year bank credit facility consisting of a $25 million term loan and up to $70 million in revolving credit loans to be provided by a syndicate of banks led by NationsBank, N.A. The senior credit facilities also include an additional $15 million term loan provided by Foothill Capital Corporation and arranged by NationsBanc Montgomery Securities L.L.C. Waller stated, "This new credit facility provides the flexibility to manage our core business as well as allowing the pursuit of strategic growth opportunities."

Ithaca Industries, Inc. is one of the largest manufacturers of private-brand men's and women's apparel and women's hosiery products in the United States. Products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. Ithaca stock is currently traded via the Nasdaq bulletin board.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS INCLUDE BUSINESS RISKS SUCH AS CHANGES IN THE PRICE OF RAW MATERIALS, CONCENTRATION OF ITHACA'S PRINCIPAL CUSTOMERS, AVAILABILITY OF LABOR AND COMPETITIVE FACTORS; INDUSTRY RISKS SUCH AS CHANGES IN THE RETAILING INDUSTRY AND SHIFTS IN CONSUMER PREFERENCES; FINANCIAL RISKS SUCH AS LIQUIDITY AND ACCESS TO CAPITAL; INTEGRATION OF THE GLENDALE HOSIERY COMPANY ACQUISITION; AND OTHER RISKS AS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

 FOR ADDITIONAL INFORMATION REGARDING ITHACA INDUSTRIES FREE OF CHARGE VIA FAX,
                     DIAL 1-800-PRO-INFO AND ENTER "ITHA9."